                                                                     EXHIBIT 2.9

                                                                           FINAL




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                            SHARE PURCHASE AGREEMENT

                                  By and Among

                                    SPSS INC.

                                       and

                              SURVEYCRAFT PTY LTD.

                                       and

                                  JENS MEINECKE

                                       and

                            MICROTAB SYSTEMS PTY LTD.

                          Dated as of November 1, 1998




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



                            SHARE PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT, dated as of November 1, 1998, (the "Agreement"), by and among SPSS INC., a Delaware corporation, having an address at 233 South Wacker Drive, Chicago, Illinois 60606, United States of America ("SPSS"), SURVEYCRAFT PTY LTD., a corporation organized under the laws of Australia, having an address at 13 Were Street, Montmorency Victoria 3094, Australia ("Surveycraft"), JENS MEINECKE, an individual, having an address at Unit 4/10 Cromwell Road, South Yarra, Victoria 3141, Australia ("Meinecke") and MICROTAB SYSTEMS PTY LTD, ACN 062 169 117, as trustee for the MICROTAB UNIT TRUST, having an address at 2 Tanya Way, Eltham, Victoria 3095, Australia ("Microtab") (Meinecke and Microtab are hereinafter collectively referred to as the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, Surveycraft is engaged in the business of developing and distributing software;

         WHEREAS, the respective Boards of Directors of each of SPSS and Surveycraft have determined that it is advisable and for the benefit of their corporations and their respective shareholders that Surveycraft be acquired by SPSS by means of the acquisition from the Shareholders by SPSS of all of the issued capital shares of Surveycraft (the "Shares"), in exchange for cash pursuant to the terms and conditions set forth herein (the "Acquisition");

         WHEREAS, the Shareholders own all of the issued shares in Surveycraft and have power to sell such shares;

         WHEREAS, the parties intend that, for federal income tax purposes, this transaction qualify for an election under Section 338 of the Internal Revenue Code of 1986, as amended (the "Code");

         NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                           TERMS OF PURCHASE AND SALE


         1.1 Purchase and Sale of the Shares. Subject to the terms and conditions contained in this Agreement, on the Closing Date (as hereinafter defined), the Shareholders shall sell, assign, transfer and deliver the Shares to SPSS, and SPSS shall purchase the Shares from the Shareholders, for an aggregate purchase price consisting of the items and amounts set forth in Section 1.3 hereof (the "Purchase Price") payable pursuant to the terms provided in Section 1.3 hereof.

         1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated hereby (the "Closing") shall take place via facsimile at _____, Australian Eastern Summer Time, on November 13, 1998 (the "Closing Date") at the offices of Ross & Hardies, Chicago, Illinois 60601 U.S.A. and Moores Solicitors, 9 Prospect Street, Box Hill, Victoria Australia 3128, or such other place or time as the parties may agree.

         1.3 Payment of Purchase Price. Upon satisfaction of all the terms and conditions set forth in this Agreement, on the Closing Date SPSS shall deliver the Purchase Price consisting of ONE MILLION SEVEN HUNDRED TWENTY-TWO THOUSAND FIVE HUNDRED EIGHTY SEVEN U.S. DOLLARS (U.S. $1,722,587), to be paid as follows:
(a) by November 16, 1998, Australian Eastern Summer Time, SPSS shall deliver to the Shareholders ONE MILLION FIVE HUNDRED FIFTY THOUSAND THREE HUNDRED TWENTY-EIGHT U.S. DOLLARS (U.S. $1,550,328) by wire transfer of immediately available funds to an account designated by the Shareholders by written notice to SPSS given on or before the Closing Date, to be allocated between the Shareholders as set forth in Schedule 1.3 hereof, and (b) by November 16, 1998, Eastern Standard Time, SPSS shall deliver to the Escrow Agent (as defined herein) ONE HUNDRED SEVENTY-TWO THOUSAND TWO HUNDRED FIFTY-NINE U.S. DOLLARS (U.S. $172,259) (the "Escrowed Amount") by wire transfer of immediately available funds to an account designated by the Escrow Agent by written notice to SPSS given on or before the Closing Date, to be held in escrow in accordance with Article II hereof.

         1.4 Tax and Accounting. The parties hereto shall each use their best efforts to cause the transactions contemplated hereunder to qualify for an election pursuant to Section 338 of the Code.


                                   ARTICLE II

                                     ESCROW


         2.1 Appointment of Escrow Agent. Moores Solicitors, a partnership organized under the laws of Australia, is hereby appointed to act as escrow agent ("Escrow Agent") hereunder, and Escrow Agent hereby accepts such appointment in accordance with the terms set forth in this Section 2. The Escrow Agent shall hold the funds for the benefit of SPSS and shall act strictly in accordance with the terms and conditions of this Section 2, which sets out the duties and obligations of the Escrow Agent.



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



         2.2 Deposit of Escrowed Amount. Surveycraft and the Shareholders, and each of them, hereby deposit with Escrow Agent, and Escrow Agent acknowledges receipt of, the amounts set forth on Schedule 2.1 hereof (the "Escrowed Amount"). The Escrow Agent shall hold the Escrowed Amount in a demand deposit account with an institutional lender (the "Escrow Account"). The Escrowed Amount shall be held as collateral to satisfy claims for indemnification against Surveycraft and the Shareholders by SPSS under this Agreement.

         2.3     Release of Escrowed Amount.

                           (a) In the event the Shareholders are obligated to
make any Indemnification Payment under Section 12 of this Agreement, SPSS shall give the Escrow Agent written notice of such Indemnification Payment or event setting forth in reasonable detail the amount of any such Indemnification Payment and the basis for such claim. Upon receipt of such notice, the Escrow Agent shall release from the Escrow Account and deliver to SPSS an amount equal to the Indemnification Payment, up to the Escrowed Amount. Surveycraft, the Shareholders and SPSS hereby agree that from the date hereof, up to February 28, 1999, any Indemnification Payment to which SPSS is entitled shall be made first out of the Escrow Account (to the extent sufficient funds therefor remain in the Escrow Account). If the Escrow Account does not contain funds sufficient to satisfy any Indemnification Payment, the Shareholders shall pay the deficiency to SPSS.

                           (b) Any amounts remaining in the Escrow Account after
payments therefrom are made to SPSS in accordance with this Agreement, if any, will be delivered to the Shareholders, in amounts proportionate to each Shareholder's interest in Surveycraft prior to Closing as shown on Schedule 1.3, promptly (and in any event within five (5) business days) after February 28, 1999.

         2.4 Grant of Security Interest. Surveycraft and the Shareholders, and each of them, hereby pledge, assign, and grant to SPSS, as security for any post-Closing claims for breaches under this Agreement, all of Surveycraft's and the Shareholders' right, title, and interest in and to the Escrowed Amount, and Surveycraft and the Shareholders, and each of them, agree that SPSS shall have a security interest in the Escrowed Amount, as such term is defined under the laws of Victoria, Australia. All of the rights and remedies available to SPSS under such laws are in addition to SPSS' rights set forth herein and the security interest pledged, assigned and granted to SPSS hereunder is not intended in any way to limit the aforesaid rights and remedies of SPSS.

         2.5 No Further Pledge or Encumbrance. Surveycraft and the Shareholders, and each of them, shall not further pledge, assign or grant any security interest in the Escrowed Amount or permit any lien or encumbrance to attach thereto, or any levy to be made thereon.

         2.6 Further Agreements, etc. Surveycraft and the Shareholders, and each of them, (a) shall execute any instruments or take any steps reasonably required by SPSS in order that notice of the security interest granted by Surveycraft and the Shareholders to SPSS pursuant to this Section shall be given to all appropriate parties and/or as may be required to enable SPSS to enforce its rights under this Section; (b) shall execute, at the request of SPSS, all financing statements and other instruments and documents required by SPSS to perfect the security interest intended to be created pursuant to the provisions of this Section; (c) authorize SPSS, to the extent SPSS may lawfully do so, to execute and file at any time financing statements or their equivalent under the laws of Victoria, Australia without the signature of Surveycraft or the Shareholders with respect to any security interest granted to SPSS pursuant to this Section.


                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF SURVEYCRAFT
                              AND THE SHAREHOLDERS

         Surveycraft and the Shareholders, jointly and severally, represent and warrant to SPSS as follows:

         3.1 Organization and Qualification. (a) Surveycraft is a corporation duly organized, validly existing and in good standing under the laws of Australia and has the corporate power and authority to enter into this Agreement, to consummate the transactions contemplated hereby, to own or lease the properties and other assets which it presently owns or leases and to carry on its business as presently conducted. Surveycraft Systems, Inc. ("Surveycraft U.S."), is wholly owned by Surveycraft and is a corporation duly organized, validly existing under the laws of the State of Ohio, is in good standing and qualified to transact business in the State of Ohio, and has the power and authority to own or lease the properties and other assets which it presently owns or leases and to carry on its business as presently conducted. Surveycraft Limited ("Surveycraft U.K.") is wholly owned by Surveycraft and is a corporation duly organized validly existing under the laws of England and has the power to own or lease the properties and other assets which it presently owns or leases and to carry out its business as presently conducted. (Surveycraft U.S. and Surveycraft U.K. are hereinafter, each a "Subsidiary," and collectively, the "Subsidiaries.")

                  (b) The copy of the Memorandum of Association and all amendments thereto, and of the Articles of Association, as amended to date, of Surveycraft, as certified by Noel Stanley Adams ("Adams") as Surveycraft's Director, being delivered herewith to SPSS, are true, complete and correct copies as amended and presently in effect. The copies of any organizational and governing documents of Subsidiaries as certified by the appropriate government authorities, being delivered herewith, are true, complete and correct copies as amended and presently in effect. All minutes and consents of the shareholders and directors of Surveycraft and Subsidiaries are contained in the minute books of Surveycraft and Subsidiaries, and said minute books have been furnished to SPSS for examination at a reasonable time prior to the Closing. No minutes or consents have been included in such minute books since such examination by SPSS which have not heretofore been furnished to SPSS and no corporate action not reflected in said minute books has been taken except for resolutions to be enacted at closing for the purposes of effecting the transactions contemplated by this agreement.



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                  (c) Surveycraft and Subsidiaries are each duly licensed or qualified to do business as a foreign corporation, and are each in good standing, in every domestic and foreign jurisdiction in which each of Surveycraft and Subsidiaries are required to be so licensed or qualified.

         3.2 Authority. Surveycraft and the Shareholders, on their own behalf, as appropriate, have full power, capacity and authority (corporate or otherwise) to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all necessary action on the part of each of theShareholders and the Board of Directors of Surveycraft and no other proceedings (corporate or otherwise) on the part of the Shareholders or Surveycraft are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement and the other agreements contemplated by this Agreement have been duly and validly executed and delivered by each of the Shareholders and Surveycraft, and constitute legal, valid and binding agreements of Surveycraft and the Shareholders.

         3.3 Capitalization. The entire authorized capital stock of Surveycraft and the number of Shares thereof which are issued are as follows:

================================================================================
               NUMBER OF
           AUTHORIZED SHARES                                NUMBER
            OF SURVEYCRAFT               CLASS              ISSUED
--------------------------------------------------------------------------------
                500,000                Ordinary             300,000
================================================================================
                100,000                    A                33,333
================================================================================
                100,000                    B                  -0-
================================================================================
                100,000                    C                  -0-
================================================================================
                100,000                    D                  -0-
================================================================================
                100,000                    E                  -0-
================================================================================



All of the issued Shares of Surveycraft's capital stock are owned by the Shareholders in the respective amounts set forth in Schedule 3.3 hereto, and the Shareholders each have the power to sell such Shares. Surveycraft owns all of the issued and outstanding shares of the Subsidiaries' capital stock (the "Subsidiary Shares"). The Shares and Subsidiary Shares are subject to no restrictions on transferability other than restrictions imposed by the 1933 Act, applicable United States state securities laws and Australian securities laws. All of the issued Shares of capital stock of Surveycraft and Subsidiaries are duly authorized and validly issued, fully paid and


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non-assessable, and were not issued in violation of any preemptive rights. There are no Shares of capital stock in treasury, and there are no Shares or Subsidiary Shares reserved for issuance. There are no outstanding options, warrants, conversion or other rights to acquire from any of the Shareholders or Surveycraft, or any plans, contracts or commitments providing for the issuance of, or the granting of, rights by the Shareholders or Surveycraft to acquire:
(i) any capital stock of Surveycraft or Subsidiary Shares (in each case whether issued or unissued) or (ii) any securities convertible into or exchangeable for any capital stock of Surveycraft or Subsidiary Shares. There are no agreements or understandings with respect to the voting, holding or selling of any Shares of capital stock of Surveycraft or Subsidiary Shares, or any contractual obligations of Surveycraft or any of the Shareholders with respect to Surveycraft's capital stock or Subsidiary Shares. There are no voting trusts, proxies or powers of attorney currently in effect with respect to the Shares or Subsidiary Shares. No person has any right to require Surveycraft or Subsidiary to register any of its securities under the 1933 Act or pursuant to applicable Australian law.

         3.4 Title to Shares. The Shareholders own and have good and marketable title to the Shares, free and clear of any lien, pledge, claim, encumbrance, restriction or right of any third party of any kind. On the Closing Date, SPSS will acquire good and marketable title to the Shares and Subsidiary Shares, free and clear as aforesaid, including without limitation, any of the foregoing set forth in the Articles of Association of Surveycraft. The Shares represent the only equity interest of the Shareholders in Surveycraft.

         3.5 Consents and Approvals. Except as set forth in Schedule 3.5 hereto, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for Surveycraft and the Shareholders to consummate the transactions contemplated hereby and fully perform their respective obligations hereunder.

         3.6 Absence of Conflicts. The execution, delivery and performance by Surveycraft and the Shareholders of this Agreement and the consummation by Surveycraft and the Shareholders of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time or both, (i) violate any provision of law, statute, rule or regulation to which either Surveycraft or the Shareholders are or were subject, (ii) violate any order, judgment or decree which is or was applicable to either Surveycraft or the Shareholders; (iii) conflict with or result in a breach or default under any term or condition of the Memorandum of Association or Articles of Association of Surveycraft, or any agreement or other instrument to which either Surveycraft or the Shareholders are a party or by which either of them is bound, or (iv) cause, or give any person grounds to cause, the maturity of any debt, liability or obligation of Surveycraft to be accelerated or increase any such liability or obligation.

         3.7 Financial Statements. Surveycraft shall, within seven (7) days after Closing, deliver to SPSS true and correct copies of the unaudited balance sheets of Surveycraft and Subsidiaries, as of September 30, 1998 and the related unaudited statements of income, statements of retained earnings (collectively, the "Financial Statements"). Except as disclosed on Schedule 3.7, the Financial Statements (i) have been prepared in accordance with generally accepted Australian



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accounting principles applied on a consistent basis, are correct and complete and are in accordance with the books and records of Surveycraft and Subsidiaries, (ii) present fairly the financial position and condition of Surveycraft and Subsidiaries and the related results of operations as at the dates and for the periods then ended (subject to customary year-end adjustments, which adjustments shall not be material in kind or amount) and (iii) contain no material misstatements or omissions which under generally accepted Australian accounting principles would be required to be disclosed for financial statement purposes. A dividend to the extent of retained profits for the consolidated entity (Surveycraft, Surveycraft U.S. and Surveycraft U.K.) will be declared as of October 31, 1998 and distributed in accordance with the share registry of Surveycraft on that date; provided, however, that such dividend will be subject to SPSS' approval and will be calculated taking into account all necessary accruals, including, but not limited to Surveycraft's long service leave obligations and all professional fees incurred by Surveycraft and the Shareholders in conjunction with the transactions contemplated hereunder.

         Subject to applicable reserves for bad debts shown on Surveycraft's and Subsidiaries latest balance sheets included in the Financial Statements, as such reserves are adjusted from the date thereof in the ordinary course of business, all accounts and notes receivable reflected on the balance sheets are, and all accounts and notes receivable subsequently accruing to the Closing Date will be
(a) valid, genuine and subsisting, (b) subject to no known defenses, setoffs or counterclaims and (c) current and collectible.

         3.8 Absence of Undisclosed Liabilities. Except as and to the extent reserved for in the Financial Statements or as set forth in Schedule 3.8 hereto, neither Surveycraft nor either Subsidiary has any liabilities or obligations, whether accrued, absolute or contingent, determined or undetermined, known or unknown or whether due or to become due (including, without limitation, obligations as guarantor) other than those in the ordinary course of business since September 30, 1998, which have not yet been accrued or booked. Surveycraft does not know of any basis for the assertion of any claim or liability relating to the businesses of Surveycraft or either Subsidiary, nor is Surveycraft or either Subsidiary aware of any occurrence or fact that has or might have an adverse effect on the businesses of Surveycraft or either Subsidiary. Except as disclosed in Schedule 3.8, as of the date of this Agreement, neither Surveycraft nor either Subsidiary has outstanding debt to any bank or other lender.

         3.9 Absence of Certain Changes or Events. Except as set forth on
Schedule 3.9 hereto, since September 30, 1998, there has not been (a) any damage, destruction or casualty loss to the properties or assets of Surveycraft or either Subsidiary (whether covered by insurance or not) outside the ordinary course of business; (b) any material adverse change in the business, assets, properties, operations, prospects or financial condition of Surveycraft or either Subsidiary or any fact or condition which could cause such a change, other than any change, fact or condition related solely to the transactions contemplated hereby; (c) any entry into any transaction, commitment or agreement (including, without limitation, any borrowing) in excess of U.S. $10,000.00, or outside the ordinary course of business of Surveycraft or either Subsidiary; (d) any direct or indirect redemption, repurchase or other acquisition for value by Surveycraft of its capital stock or any agreement to take such action, or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to Surveycraft's capital stock; (e) any increase in the rate or terms of compensation payable or to become payable by Surveycraft or either Subsidiary to their respective directors, officers, employees, agents or independent contractors or any increase in the rate or change in the terms of any employment agreement or compensatory arrangement, or any changes in any bonus, severance, pension, insurance or other employee benefit plan, or any other payment or benefit made to or for any such director, officer, employee, agent or independent contractor; (f) any sale, transfer or other disposition of any asset of Surveycraft or either Subsidiary to any party, including, without limitation, the Shareholders, except for payment of obligations incurred, and sale of products, in the ordinary course of business consistent with past practices; (g) any amendment or termination of any material contract or agreement to which Surveycraft or either Subsidiary is a party or any termination or waiver of any other rights of value to the businesses of Surveycraft or either Subsidiary; (h) any capital expenditure for additions to property or equipment by Surveycraft or either Subsidiary in excess of U.S. $10,000.00; (i) any split, combination, exchange or reclassification of shares of capital stock of Surveycraft or either Subsidiary; (j) any issuance of capital stock of Surveycraft or either Subsidiary or of securities convertible into or rights to acquire any such capital stock; (k) any failure by Surveycraft or either Subsidiary to pay accounts payable or other obligations in the ordinary course of business; (l) the incurrence of any obligations or liability (absolute or contingent) or the making of any capital expenditure not in the ordinary course of business or in excess of U.S. $10,000.00; (m) any pledge of any of the assets or properties of Surveycraft or either Subsidiary or any action or inaction which would subject any such assets or properties to any lien, security interest, mortgage, pledge, claim, charge or other encumbrance of any kind; (n) the incurrence of any liability or obligation by Surveycraft or either Subsidiary, except for liabilities incurred in the ordinary course of business; (o) any actual or threatened termination or cancellation of, or modification or change in, any business relationship with any customer or customers of Surveycraft or either Subsidiary or other agreement or arrangement involving or related to the assets or properties of the businesses of Surveycraft or either Subsidiary; (p) any cancellation of a debt due to or a claim of Surveycraft or either Subsidiary, other than by payment or other satisfaction; (q) any failure of Surveycraft or either Subsidiary to perform under, or any default by Surveycraft under, any agreement, obligation or covenant to which Surveycraft or either Subsidiary is or was bound; (r) any change in any method of accounting or accounting practice, principle or procedure; (s) any action or inaction which might cause Surveycraft or either Subsidiary to incur any tax liability out of the ordinary course of business ; (t) any other event or condition of any character which materially and adversely affects the businesses of Surveycraft or either Subsidiary; or (u) any agreement, whether in writing or otherwise, to take any action described in this Section 3.9.

         3.10 Real and Personal Property; Inventories. Schedule 3.10(a) hereto correctly identifies (i) each lease or rental of real property held or paid by each of Surveycraft and each Subsidiary; and (ii) each parcel of real property, and each interest (other than such leases or rentals) in real property, used in the operations of the businesses of each of Surveycraft and each Subsidiary. Except as set forth in Schedule 3.10(a) hereto, (a) any structures described in

Schedule 3.10(a) and Surveycraft's and either Subsidiary's use thereof conform in all material respects with all applicable ordinances, requirements, regulations, zoning laws, restrictive covenants, conditions and restrictions and do not encroach on property of others, and are not encroached upon by structures of others; and (b) no claims, charges or notice of violations have been filed, served, made or threatened, orally or in writing, against or relating to any such property or any of the operations conducted at any such property (currently or in the past) as a result of (i) any violation or alleged violation of any applicable ordinances, requirements, regulations, zoning laws, restrictive covenants, conditions or restrictions, or (ii) as a result of any encroachment on the property of others. Schedule 3.10(b) hereto describes all material tangible or intangible personal property and assets of Surveycraft and each Subsidiary. Surveycraft and each Subsidiary have good and marketable title to, and are in possession of or have control over, all of their respective real and personal property, none of which is held under or subject to any mortgage, pledge, lien, lease, encumbrance, conditional sales contract or other security arrangement except to the extent described in Schedule 3.10(b) hereto. Each item of such tangible personal property and assets is in good working order or condition, reasonable wear and tear excepted.

         The inventories of Surveycraft and each Subsidiary are in good and merchantable condition and are of a quality suitable and usable or saleable in the ordinary course of business for the purposes for which such inventories are intended. The inventory is adequate for each of Surveycraft's and Subsidiary's businesses and there has been no material adverse change in such inventories since September 30, 1998.

         3.11     Patents, Trademarks, Etc.

                  Schedule 3.11 contains an accurate and complete description of all domestic and foreign patents, trademarks, current service marks, trademark registrations, logos, trade names, assumed names, copyrights and copyright registrations and all pending applications therefor and all registered designs and design rights (collectively, the "Intellectual Property"), presently owned or held by each of Surveycraft and each Subsidiary or under which Surveycraft or either Subsidiary owns or holds any license, or in which Surveycraft or either Subsidiary owns or holds any direct or indirect interest; and no others are necessary for the conduct of the present business of Surveycraft or either Subsidiary. None of the products manufactured, distributed or sold by Surveycraft or either Subsidiary, nor any of the Intellectual Property, or other intellectual property (including without limitation, technology, inventions, processes, designs, formulae, know-how, trade secrets (collectively, with the Intellectual Property, the "Intellectual Assets"), or any of Surveycraft's and Subsidiary's activities, conflict with, infringe or otherwise violate any patents, trademarks or copyrights or any other rights of any individual or entity, nor require payments to be made to any person. Each of Surveycraft and Subsidiary has the sole and exclusive right to use, has the right and power to sell, and has taken reasonable measures to maintain and protect the Intellectual Assets. No claims have been asserted by any individual or entity with respect to the Intellectual Assets or challenging or questioning the effectiveness of any license or agreement with respect thereto, and there exists no basis for any such claim. Neither Surveycraft nor Subsidiary is using confidential information or trade secrets of any former employer of any past or present employees engaged in businesses of Surveycraft or either Subsidiary. The items described in the schedules attached hereto and the other Intellectual Assets are reasonably adequate to conduct the businesses of each of Surveycraft and each Subsidiary as presently conducted. Upon consummation of the transaction contemplated hereby, SPSS will acquire good and marketable title to all of the Intellectual Assets and the goodwill associated therewith.

         3.12 Employees. All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the Intellectual Assets on behalf of Surveycraft or either Subsidiary either (a) were at such time parties to "work-for-hire" arrangements or agreements with either Surveycraft or Subsidiary, in accordance with applicable law, that has accorded Surveycraft or either Subsidiary full, effective, exclusive and original ownership of all intellectual property thereby arising, or (b) have executed appropriate instruments of assignment, which are still in full force and effect, in favor of Surveycraft or either Subsidiary, as assignee, that have conveyed to Surveycraft or either Subsidiary full, effective and exclusive ownership of all intellectual property thereby arising. Neither Surveycraft nor either Subsidiary owns or has any right, license or interest, whether as a licensee, licenser or otherwise, in any copyrights, patents, applications for copyrights or patents, trade secrets, inventions, processes and designs or in any trademarks, service marks, trade names, or applications for them, except as listed or described in Schedule 3.12. No employee of Surveycraft or either Subsidiary is in violation of (i) any term of any employment contract, any "work for hire" arrangement or agreement, or any patent disclosure agreement or (ii) any other contract or agreement, or any restrictive covenant relating to the rights of any such employee to be employed by Surveycraft or either Subsidiary or to use trade secrets or proprietary information of others.

         3.13     Contracts and Commitments.

                  (a) Other than standard form customer and distributor contracts entered into in the ordinary course of business, and except as set forth in Schedules 3.10(a), 3.13(a), 3.14, 3.15, and 3.33 hereto, neither Surveycraft nor either Subsidiary is a party to any agreements, contracts, guarantees, commitments, restrictions or instruments of any kind ("Contracts"). True and correct copies of all Contracts listed on Schedules 3.10(a), 3.13(a), 3.14, 3.15, and 3.33 hereto have been made available to SPSS at a reasonable time prior to Closing. All of the Contracts are valid and binding obligations of Surveycraft or either Subsidiary, enforceable in accordance with their respective terms to the extent permitted by applicable law, and are in full force and effect and complied with. No other party to any of the Contracts is in default or breach thereof. True and correct copies of each standard form customer and distributor contract currently in use by each of Surveycraft and each Subsidiary in the conduct of their respective businesses are attached to
Schedule 3.13(a). All non-standard form customer and distributor contracts are listed on Schedule 3.13(a). Neither Surveycraft nor either Subsidiary has agreed with any customer or distributor to make any variation in any such contract which could have a material adverse effect on Surveycraft's or either Subsidiary's assets, properties, businesses, financial condition or prospects. As used herein, Amaterial adverse effect" shall mean any adverse effect in excess of $100,000.00.

                  (b) Neither Surveycraft nor either Subsidiary has given any power of attorney (whether revocable) or irrevocable to any individual or entity.

                  (c) Neither Surveycraft nor either Subsidiary is in default, and there is no basis for any valid claim of default, in any respect under any of the Contracts.

         3.14 Source Code. Except as set forth in Schedule 3.14, Surveycraft and Subsidiaries own all rights, title and interest in and to the source codes for all of their respective software products and have not distributed any copies of such source codes to any third parties, except for copies of the source code relating to products which are now obsolete, and have not agreed to pay to any individual or entity any royalty, commission or other amount on account of sales of their software products.

         3.15 Rights in Source Code. Except as set forth on Schedule 3.15, neither Surveycraft nor either Subsidiary has granted to any individual or entity any rights or security interests with respect to the source codes for Surveycraft's or either Subsidiary's software products; provided, however, that in some circumstances a licensee of Surveycraft's software may have a right to obtain the source code of that software in the event that Surveycraft is unable to provide technical support or service of such software by Surveycraft due to insolvency. Surveycraft is not insolvent.

         3.16 Adequacy of Documentation. Except as set forth in Schedule 3.16, the technical documentation includes the source code, system documentation, for all of the software products currently maintained by or licensed to Surveycraft or either Subsidiary, as well as any pertinent commentary or explanation (the "Technical Documentation"), provided, however, that in connection with Surveycraft's ongoing software development, certain Technical Documentation may, in the ordinary course of business, not be current with the corresponding software.

         3.17     Third-Party Licenses.

                  (a) Neither Surveycraft nor either Subsidiary is (i) except as set forth on Schedule 3.17(a)(i), a licensee under a license from a third party with respect to the source code used in Surveycraft's or either Subsidiary's software; or (ii) except as set forth on Schedule 3.17(a)(ii), bound by an obligation to pay royalties to a third party with respect to source code used in Surveycraft's or either Subsidiary's software.

                  (b) Neither Surveycraft nor either Subsidiary has breached or caused to exist a default under any license referred to in Schedule 3.17(a)(i) or (ii) and there is no basis for any valid claim or default under any such license.

         3.18 Third-Party Interests or Marketing Rights in Software Programs. All of Surveycraft's and Subsidiaries' standard form customer contracts constitute only end-user agreements, each of which grants the end-user thereunder solely the non-exclusive right and license to use an identified software product of Surveycraft or either Subsidiary and related user documentation, for internal purposes only. There are no contracts, agreements, licenses or other commitments or arrangements in effect with respect to the development, marketing, distribution, licensing, or promotion of Surveycraft's or either Subsidiary's software products or any other inventory, the Technical Documentation, or Surveycraft's or either Subsidiary's Intellectual Assets with any independent salesperson, distributor sublicensor, or other remarketer or sales organization, except for Contracts identified in Schedules 3.3 and 3.14 and 3.17.

         3.19 No Virus Warranties. To the best of Surveycraft's and the Shareholders' knowledge, the software products, as delivered to SPSS, shall be free of any passwords, keys, security devices or trap doors, and any computer instructions (including, but not limited to, computer instructions commonly referred to as Trojan Horses, anomalies, worms, self-destruct mechanisms, or time/logic bombs) which are intended to interfere with or frustrate the use of the software products, any portion thereof, or other software or computer hardware, whether or not currently in effect with respect to any copy of Surveycraft's or either Subsidiary's software products. Notwithstanding the foregoing, certain of Surveycraft's software is equipped with a "time-out code" and/or a dongle security devices to prevent end-users access to such software if license fees owed to Surveycraft by such end users are unpaid.

         3.20 Software: Physical Media. Except as set forth on Schedule 3.20, and subject to the provisions of Section 3.16, to the best of Surveycraft's knowledge, Surveycraft's and Subsidiaries' software products, other than that currently under development, will operate in accordance with the Technical Documentation. The software products and any licenses or other rights connected therewith, express or implied, will not infringe any other person's intellectual property rights. To the best of Surveycraft's knowledge, each copy of the software product is free from physical defects in the media that tangibly embodies the copy. Attached as Schedule 3.20 is, to the best of Surveycraft's knowledge, a complete list of all known replicable program faults or errors existing in each of the software products currently sold by Surveycraft or Subsidiaries. Schedule 3.20 includes the estimated number of labor hours required to correct each such fault or error in the software and the impact of each such fault or error in the software on the functionality of Surveycraft's and Subsidiaries' software products based on a ten point scale, with ten being the highest. Notwithstanding anything herein to the contrary, no major development efforts are required to render the software programs functional.

         3.21 Non-Infringement. Surveycraft's and each Subsidiary's software products and any licenses by Surveycraft or either Subsidiary or other rights connected therewith, express or implied, will not infringe on any other person's intellectual property rights.

         3.22 Government Contracts. Surveycraft does not have knowledge of any acts, omissions or noncompliance with regard to any applicable public contracting statute, regulation or contract requirement (whether express or incorporated by reference) to any contracts relating to Surveycraft or either Subsidiary, their respective businesses or any of their respective assets with any Government Contract Party (as defined below) in either case that have led to or could lead to (a) any claim or dispute involving Surveycraft or either Subsidiary, its businesses, or any of its assets and any Government Contract Party or (b) any suspension, debarment or contract termination, or proceeding related thereto. Surveycraft has no knowledge of any act or omission related to the marketing, licensing, or selling of any technology related to Surveycraft or either Subsidiary, or its business that has led to or could have any material adverse affects on either Surveycraft's or Subsidiary's rights or on any of its assets. All of Surveycraft's and Subsidiaries' development of technology was developed exclusively at private expense. For purposes of this Section 3.22, the term "Government Contract Party" means any independent or executive agency, division, subdivision, audit group or procuring office of any government, including any prime contractor of any government and any higher level subcontractor of a prime contractor of any government, and including any employees or agents thereof, in each case acting in such capacity.

         3.23 Insurance. Each of Surveycraft and each Subsidiary keeps all of its businesses, operations and properties insured against loss or damage, with responsible insurers. Schedule 3.23 hereto is a description of all insurance policies held by each of Surveycraft and each Subsidiary concerning its businesses, operations and properties, true, complete and correct copies of which have been previously provided to SPSS. All such policies are set forth in
Schedule 3.23, and such insurance is adequate and appropriate in accordance with sound business practices. Each of the insurance policies referred to in Schedule
3.23 is in force and the premiums with respect thereto are fully paid. No insurer has denied coverage or reserved rights for any claim made by Surveycraft or any other individual or entity under any insurance policies.

         3.24 Litigation and Administrative Proceedings. Except as set forth in Schedule 3.24 hereto, there is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or threatened against or affecting Surveycraft or either Subsidiary or which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby. Surveycraft does not know nor have any reason to know of any basis for any such claim, action, suit, proceeding or investigation. No claim, action, suit, proceeding or investigation set forth in Schedule 3.24 could, if adversely decided, have a material adverse effect on the business, properties, condition (financial or otherwise) or prospects of Surveycraft or either Subsidiary.

         3.25   Tax Matters. For purposes of this Agreement:

         (a) The term "Taxes" means all federal, state, territory, local and foreign taxes imposed by the Australian taxing authority or by any other taxing authority, including without limitation all income (including capital gains), net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding (including deduction pursuant to the royalty withholding obligation), payroll, employment, excise, severance, financial institutions, duty, debit, municipal rates, franking deficit, franking additional, pay-as-you-earn remittances, prescribed payments, stamp, occupation, premium, property, windfall profits, customs, duties, fringe benefits or other taxes, fees, assessments, imports, duties and levies, fines or charges of any kind whatever, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes;

         (b) The term "Returns" means all returns, declarations, reports, statements, elections and other documents required to be filed or made in respect of Taxes, and the term "Return" means any one of the foregoing Returns;


                  3.25.1 All Returns Filed. All Returns required to be filed by or on behalf of Surveycraft or either Subsidiary on or before the Closing Date have been filed, or proper extensions for the filing of such Returns have been filed, and such Returns are complete and accurate and disclose all Taxes (and other charges) for the periods covered thereby. Except as set forth in
Schedule 3.25.1, no extension of time in which to file any such Returns is currently in effect and there are not outstanding agreements or waivers extending the statutory period of limitation applicable to such Returns.

                  3.25.2 All Taxes Paid. All Taxes (and other charges) shown on such Returns or otherwise required to be paid, and any deficiency assessments, penalties, interest and other charges with respect thereto, have been paid, and there is otherwise no current liability for any unpaid Taxes (or other charges) due in connection with such Returns or otherwise. There are no tax liens on any of the assets or properties of Surveycraft or either Subsidiary, and, to the best knowledge of the Shareholders and Surveycraft, no basis exists for the imposition of any such liens.

                  3.25.3 Examinations, Etc. No state, local, foreign or other Returns of Surveycraft or either Subsidiary for tax years that remain open under any applicable statute of limitations have been examined by pertinent tax authorities and no deficiencies have been asserted or assessments made as a result of examinations (including all penalties and interest). Neither Surveycraft nor either Subsidiary has been notified that any issues have been raised by (or are currently pending before) any taxing authority in connection with any of the Returns which could reasonably be expected to have a material adverse effect on the financial condition of Surveycraft or either Subsidiary, taken as a whole, if decided adversely to Surveycraft or either Subsidiary, nor are there any such issues which have not been so raised but, if so raised by any taxing authority in connection with any of the Returns could, in the aggregate, reasonably be expected to have a material adverse effect on the financial condition of Surveycraft or either Subsidiary.

                  3.25.4 Franking Accounts. In relation to each of Surveycraft and each Subsidiary, all credits and debits to any franking account maintained by each of Surveycraft and each Subsidiary have been duly and properly recorded in accordance with the Tax Act (as hereinafter defined) giving rise to a franking account balance in conformity with the Tax Act, and there are no existing or pending statutory franking debits in relation to dividend streaming arrangements, on-market share buy-back purchases or otherwise. For purposes of this Section 3.25, "Tax Act" means the following Australian acts and regulations. The Income Tax Assessment Act 1936, the Income Tax Assessment 1997, the Taxation Administration Act 1953, the Income Tax Rates Act 1986 and other rating acts, the Income Tax Regulations and related Commonwealth income taxation legislation and regulations.

              3.25.5 Capital Gains. Neither Surveycraft or any of the Subsidiaries has sought capital gains tax relief under either section 160ZZ0 of the Income Tax Assessment Act 1936 or Subdivision 126-B of the Income Tax Assessment Act 1997 with respect to any asset acquired by any of them and which is still owned by the relevant company at the date of this Agreement.

         3.26 Compliance with Laws. Except as disclosed in Schedule 3.26, neither Surveycraft nor either Subsidiary has in the past been or is presently in violation of, in respect of its respective operations, real property, machinery, equipment, all other property, practices and all other aspects of its businesses, any applicable law (whether statutory or otherwise), rule, regulation, order, ordinance, judgment or decree of any governmental authority (federal, state, local or otherwise) (collectively, "Laws"). Except as disclosed in Schedule 3.26, neither the Shareholders nor Surveycraft nor either Subsidiary has received any notification of any asserted present or past failure of Surveycraft or either Subsidiary to comply with any of such Laws.

         3.27 Environmental Matters. (a) Except as otherwise disclosed in
Schedule 3.27 hereto, (i) Surveycraft and its predecessors and the subsidiaries of either, if any, have obtained all Environmental Permits (as defined herein) that are required with respect to the business, operations and properties of Surveycraft and its predecessors and the subsidiaries of either; (ii) Surveycraft and its predecessors and their respective subsidiaries have been, and Surveycraft is, in compliance with all terms and conditions of all Environmental Laws (as defined herein) and Environmental Permits; (iii) neither Surveycraft nor its predecessors or their respective subsidiaries have received any notice from a governmental authority or third party of any violation of or potential liability arising under any Environmental Law or Environmental Permit in connection with the business of Surveycraft or its predecessors or their respective subsidiaries or the operation thereof, nor is any such notice pending or to the best of Surveycraft's knowledge, threatened; (iv) no underground or above ground storage tanks are or have been located on the real properties described in Schedule 3.10(a) attached hereto or previously owned or operated by Surveycraft; and (v) Surveycraft is not aware of any generation, treatment, storage, transfer, disposal, release or threatened release in, at, from or on such real properties of toxic or hazardous substances by any current or previous owner or tenant of such real properties. Surveycraft has delivered to SPSS all environmental records and material safety data sheets relating to its business and operations.

                  (b) Except as set forth in Schedule 3.27, there is no condition or any set of facts or circumstances that could give rise to an Environmental Claim (as defined herein).

                  (c) Except as set forth in Schedule 3.27, to the best of the Shareholders' and Surveycraft's knowledge, there have been no releases of Hazardous Material into the soil, surface water or ground water at its production facility.

                  (d) For purposes of this Agreement, the following terms shall have the respective meanings set forth herein:

                  "Environmental Permit" shall mean any permit, license, approval or other authorization with respect to the business of Surveycraft or its predecessors or their respective subsidiaries or the operation thereof under any applicable Environmental Law (as defined herein), including laws, regulations or other requirements relating to emissions, discharges or releases of Hazardous Material (as defined herein) into ambient air, surface water, ground water, or land, or otherwise arising from the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Material by Surveycraft or its predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities.

                  "Environmental Claim" shall mean any action, lawsuit, claim or proceeding relating to the business of Surveycraft or its predecessors or their respective subsidiaries or the operation thereof which seeks to impose liability, for (i) violation of any Environmental Law, (ii) release of any Hazardous Material, (iii) noise, (iv) pollution or contamination of the air, surface water, groundwater or land; (v) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (vi) exposure to hazardous or toxic substances; or (vii) the manufacture, processing, distribution in commerce, use (by Surveycraft or its predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities), or storage (by Surveycraft or its predecessors or their respective subsidiaries or the employees, representatives, contractors or actual agents of any of such entities) of chemical substances. An "Environmental Claim" includes, but is not limited to, a proceeding to issue, modify or terminate a permit or license, or to adopt or amend a law or regulation to the extent that such a proceeding attempts to redress violations of the applicable permit, license, law or regulation which occurred on or prior to the Closing Date as alleged by any United States, state or local executive, legislative, judicial regulatory or administrative agency, board or authority or the Australian or United Kingdom equivalent thereof.

                  "Hazardous Material" shall mean the following: (i) All "hazardous substances," as such term is defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. Sec. 9601(14) or the equivalent Australian or United Kingdom law; (ii) all "hazardous wastes," as such term is defined in the Resource Conservation and Recovery Act, 42 U.S.C.A. Sec. 6903(5) or the equivalent Australian or United Kingdom law;
(iii) all materials that are classified as hazardous or toxic under any Environmental Law, as defined below; (iv) petroleum products, including gasoline, diesel fuel, fuel oil, crude oil, and motor oil, and the constituents of those products; or (v) medical wastes.

                  "Environmental Laws" shall mean, without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C.A. Sec. 9601 et seq.); the Resource Conservation and Recovery Act (42 U.S.C.A. Sec. 6901 et seq.); the Clean Water Act (33 U.S.C.A. Sec. 1251 et seq.); the Clean Air Act (42 U.S.C.A. Sec. 7401 et seq.); the Toxic Substance Control Act (15 U.S.C.A. Sec. 2601 et seq.); the Occupational Safety and Health Act (29 U.S.C. 651 et seq.); and all other federal, state and local statutes and ordinances pertaining to protection of the environment, health or safety, and all amendments made to, and regulations promulgated under, the foregoing laws effective at the time of Closing, or any equivalent Australian or United Kingdom law.

         3.28   Employee Benefits.

         3.28.1 Attached hereto as Schedule 3.28 is a written list of all employee benefit plans relating to employee benefits with respect to which each of Surveycraft and each Subsidiary has incurred or may incur any future or contingent obligations, commitments, whether legal or voluntary, including, without limitation, all plans, agreements or arrangements relating to deferred compensation, superannuation fund, pensions, profit sharing, retirement income or other benefits, stock purchase, stock ownership and stock option plans, stock appreciation rights, bonuses, severance arrangements, health and welfare benefits, disability and life insurance benefits and all other employee benefits or fringe benefits whether or not committed to writing (collectively referred to as the "Plans").

         3.28.2 Each Subsidiary has, with respect to each Plan, delivered to SPSS true and complete copies of: (i) all plan texts and agreements and related trust indentures or annuity contracts; (ii) all material employee communications relating to each Plan; (iii) the annual reports (including all schedules thereto) for the most recent three (3) plan years; (iv) the actuarial valuations for the most recent three (3) plan years; (v) the audited financial statement and opinions for the most recent three (3) plan years and all communications with any governmental entity or agency.

         3.28.3 Other than claims in the ordinary course of business for benefits under the Plans, and except as disclosed on Schedule 3.28 there are no actions, suits, claims or proceedings, pending or threatened, nor does there exist any basis therefor, which may result in any liability with respect to any Plan to Surveycraft, either Subsidiary or any Plan or trust thereof.

         3.28.4 Each of Surveycraft and each Subsidiary has complied with all applicable industry awards and agreements, all employment contracts and all statutory requirements in respect to their respective Plans and their respective employees and has administered and operated all such Plans in accordance with their respective terms.

         3.28.5 Each of Surveycraft and each Subsidiary has complied with, and will up to and including the Closing Date continue to comply with, all of its Superannuation Commitments (as defined herein) and will not increase its Superannuation Commitments prior to the Closing Date without the written consent of SPSS.

                For the purpose of this Section, "Superannuation Commitment" means any legal liability (whether arising under an industrial award, or agreement or otherwise) or voluntary commitment to make contributions to any superannuation fund, pension scheme or other arrangement which will provide directors or employees of Surveycraft or any Subsidiary or their respective dependents with pensions, annuities, lump sum or any other payments upon retirement or earlier death or otherwise.

         3.28.6 Each of Surveycraft and each of the Subsidiaries has duly made all necessary payments on behalf of its employees and other persons in order to avoid incurring any liability to pay any levy, including, without limitation, the superannuation guarantee charge under the Superannuation Guarantee Charge Act 1992 (Cth) in Australia.

         3.29 Licenses and Permits. Surveycraft and Subsidiaries have all governmental licenses and permits and other governmental authorizations and approvals required for the conduct of its businesses as presently conducted ("Permits"). Schedule 3.29 hereto includes a list of all Permits.

         3.30 Relations With Suppliers and Customers. Neither Surveycraft nor either Subsidiary nor the Shareholders is required to provide any bonding or other financial security arrangements in connection with any transaction with any customer or supplier. Neither Surveycraft nor either Subsidiary nor the Shareholders has received any notice that any customer or supplier of Surveycraft or either Subsidiary will cease to do business with Surveycraft or either Subsidiary or refuse to do business with SPSS after the consummation of the transactions contemplated hereby.

         3.31 Interests in Competitors, Suppliers and Customers. Neither the Shareholders nor any officer or director of Surveycraft or Subsidiary nor any entity controlled by or under common control with Surveycraft or either Subsidiary has any ownership interest in any competitor, supplier or customer of Surveycraft or either Subsidiary or any property used in the operation of either of their businesses.

         3.32 Employment Matters. Schedule 3.32 hereto is a list of all oral and written employment or consulting contracts or other agreements or arrangements providing for remuneration to which Surveycraft or either Subsidiary is a party or by which either of them is bound, and all these contracts and arrangements are in full force and effect. There are no oral contracts or arrangements of the type described in the preceding sentence which, individually or in the aggregate, exceed U.S. $20,000.00 in value. There have been no claims of defaults and there are no facts or conditions which if continued, or with the giving of notice, will result in a default under these contracts or arrangements.

         3.33 Discrimination: Occupational Safety; Labor. No person or party (including, but not limited to, governmental agencies of any kind) has any claim, or basis for any action or proceeding, against Surveycraft or either Subsidiary arising out of any statute, ordinance or regulation relating to discrimination in employment or employment practices or occupational safety and health standards which, if upheld, would have an adverse effect on the assets, properties, businesses or conditions, financial or otherwise, of Surveycraft or either Subsidiary. There is no pending or threatened equal employment opportunity enforcement action or labor dispute, strike, or work stoppage affecting any businesses Surveycraft or either Subsidiary. Neither Surveycraft nor either Subsidiary has any collective bargaining or similar agreements, nor do either of them have any obligation to bargain with any labor organization as the representative of their employees, and there is neither pending, or to Surveycraft's knowledge threatened, any labor dispute, strike or work stoppage which affects or which may affect either Surveycraft's or Subsidiary's businesses or which may interfere with the continued operations of Surveycraft or either
Subsidiary. No present or former employee of Surveycraft or either Subsidiary has any claim against either of them for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding bonuses and amounts accruing under pension and profit sharing plans) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, except as set forth on Schedule 3.33, or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours of work.

         3.34 Related Transactions. Neither Surveycraft nor either Subsidiary has made or entered into any loan, contract, lease, commitment, arrangement or understanding with any of its officers, directors, employees, shareholders or any entity controlled by or under common control with Surveycraft or either Subsidiary, except normal compensation arrangements with officers, all of which are reasonable in amount and, except as listed on Schedule 3.34, terminable by Surveycraft or a Subsidiary on 30 days' notice.

         3.35 Brokers and Finders. Neither Surveycraft nor either Subsidiary nor the Shareholders (nor any of their respective officers, directors, employees, affiliates, associates, or family members), has employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated hereby.

         3.36 Questionable Payments. Neither Surveycraft nor Subsidiary nor the Shareholders, nor any director, officer, agent, employee or other person associated with or acting on behalf of Surveycraft or either Subsidiary has directly or indirectly: (a) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity;
(b) made any unlawful payment to government officials or employees or to political parties or campaigns from corporate funds; (c) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Australian law; (d) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (e) intentionally made any false or fictitious entry on the books or records of Surveycraft or either Subsidiary; (f) made any bribe, payoff, influence payment, kickback or other unlawful payment; or (g) made any bribe or other payment of a similar or comparable nature to any person or entity, private or public, regardless of form, to obtain favorable treatment in securing business or to obtain special concessions or treatment.

         3.37 Books and Records. The books and records of each of Surveycraft and each Subsidiary have been maintained in accordance with commercially reasonable business and bookkeeping practices and accurately reflect in all respects the business, assets, properties, rights, obligations, liabilities and operations of each of Surveycraft and each Subsidiary.

         3.38 Bank Accounts; Safe Deposit Boxes. Schedule 3.38 hereto sets forth the names and locations of all banks in which Surveycraft or either Subsidiary have accounts or safe deposit boxes and the names of all persons authorized to draw thereon or to have access thereto.

         3.39 Full Disclosure. Surveycraft and the Shareholders have disclosed in writing in, or pursuant to, this Agreement all facts material to the business, operations, assets or condition (financial or otherwise) of each of Surveycraft and each Subsidiary. No representation or warranty to SPSS contained in this Agreement, and no statement contained in the disclosure schedules to this Agreement, any certificate, list or other writing furnished to SPSS pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading.

         3.40 Effect of Certificates. All representations and warranties made in certificates of Surveycraft and the officers of Surveycraft and/or the Shareholders delivered hereunder shall be deemed to be additional representations and warranties of Surveycraft and the Shareholders, respectively.

         3.41 Year 2000 Compliance. Surveycraft's products are designed to be used prior to, during and after the calendar Year 2000 A.D., and during each such time period will accurately receive, provide and process date/time data (including, but not limited to, calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap-year calculations and will not malfunction, cease to function, or provide invalid or incorrect results as a result of date/time data.

         3.42 Product Warranties and Liabilities. Neither Surveycraft nor either Subsidiary has given or made any express or implied warranties with respect to any products licensed, distributed, offered or sold or services performed by them, except for the limited warranties stated in standard form customer contracts, in the forms attached to Schedule 3.42, with modifications that, in the aggregate, would not have a material adverse effect on business, prospects or financial condition of Surveycraft or either Subsidiary. Surveycraft does not have any knowledge of any fact or the occurrence of any event forming the basis of any present or future claim against Surveycraft or either Subsidiary, whether or not fully covered by insurance, for liability on account of products liability or on account of any express or implied product warranty, except for warranty obligations and product returns in the ordinary course of business and as set forth in Schedule 3.42.

         3.43 Material Misstatements or Omissions. No representation or warranty by either Surveycraft or the Shareholders in this Agreement nor any documents, exhibits, certificates or schedules furnished to SPSS pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The copies of all documents furnished to SPSS hereunder are true and complete copies of the originals thereof in all material respects.

         3.44   Trust Warranties.

                3.44.1 Microtab is and will at the Closing Date be the trustee of the Microtab Unit Trust and holds the Shares and conducts the business of the Microtab Unit Trust in that capacity.

                  3.44.2 The distribution date or vesting day referred to in the trust deed constituting the Microtab Unit Trust has not arrived or been appointed and will not arise or be appointed on or prior to the Closing Date.

                  3.44.3 Microtab in its capacity as trustee of the Microtab Unit Trust has the power to sell the Shares and to enter into and complete this Agreement, and all necessary consents and notices in relation to the exercise by Microtab of such power have been given prior to the date hereof and will not be revoked on or prior to the Closing Date.

                  3.44.4 There has been no exercise of any power to vary the Microtab Unit Trust or any of the provisions of the trust deed constituting the Microtab Unit Trust and no such power will be exercised prior to the Closing Date.

                  3.44.5 Microtab has full right and authority to sell the Shares free of any restriction whatsoever.

                  3.44.6 The copy of the trust deed constituting the Microtab Unit Trust delivered to the Purchaser prior to the date hereof is a true copy.

                  3.44.7 Subject to 2.44.1 to 2.44.6 above neither Shareholder is or will at the Closing Date be the trustee of any trust other than in the case of Microtab Systems Pty Ltd. the Microtab Unit Trust and does not now and will not at the Closing Date hold any of the Shares in that capacity.

         3.45     National Australia Bank Charge.

                  3.45.1 Other than the National Australia bank fixed and floating charge ASIC number 439267 created on 3 May 1994 (ANAB Charge"), there are no other encumbrances affecting any of the Shares or any of the asset and undertaking of Surveycraft.

                  3.45.2 In respect of the NAB Charge, all of the property the subject of that charge was released prior to Closing.

                  3.45.3 To the extent that the consent of National Australia Bank Limited is required under the terms of the NAB Charge to the sale of the Shares, that consent has been obtained and a copy provided to SPSS.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF SPSS


         SPSS represents and warrants to Surveycraft and the Shareholders as follows:

         4.1 Organization and Qualification. SPSS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

         4.2 Authority. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by SPSS, and no other corporate proceedings on the part of SPSS are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SPSS and constitutes legal, valid and binding agreements of SPSS.

         4.3 Consents and Approvals. Except as set forth on Schedule 4.3, there is no authorization, consent, order or approval of, or notice to or filing with, any individual or entity required to be obtained or given in order for SPSS to consummate the transactions contemplated hereby and fully perform its obligations hereunder.

         4.4 Absence of Conflicts. The execution, delivery and performance by SPSS of this Agreement and the consummation by SPSS of the transactions contemplated hereby will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law, statute, rule or regulation to which SPSS is or was subject, (ii) violate any order, judgment or decree which is or was applicable to SPSS or (iii) conflict with, or result in a breach or default under, any term or condition of the Certificate of Incorporation or By-Laws of SPSS or any agreement or other instrument to which it is a party or by it is bound.

         4.5 Capitalization. The authorized capital stock of SPSS consists of 50,000,000 shares of Common Stock, of which, as of November 1, 1998, approximately 9,028,753 shares were issued and outstanding. All the issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable. There are no options, warrants or other rights, agreements or commitments obligating of SPSS to issue shares of its capital stock except for stock options to purchase shares of Common Stock pursuant to various SPSS option plans and agreements and employee rights to purchase Common Stock pursuant to SPSS' employee stock purchase plans.

         4.6 Reports and Financial Statement. SPSS has previously furnished Surveycraft with true and complete copies of its (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Securities and Exchange Commission ("SEC"), (ii) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, and (iii) its Quarterly Report on Form 10-Q for the quarter ended June 30, 1998 as filed with the SEC (collectively the "SPSS Reports"). The audited and unaudited consolidated financial statements of SPSS (the "SPSS Financial Statements") included or incorporated by reference into such SPSS Reports have been prepared in accordance with generally accepted accounting principles applied in a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of SPSS and its consolidated subsidiaries, as of the dates thereof, and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited financial statements, to normal year-end adjustments which are not materially adverse.

         4.7 Litigation and Administrative Proceedings. There is no claim, action, suit, proceeding or investigation in any court or before any governmental or regulatory authority pending or, to the best knowledge of SPSS, threatened against or affecting SPSS which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby.

         4.8 Brokers and Finders. SPSS has not employed any broker, finder or investment banker, or incurred any liability for any brokerage fees, commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         5.1      Conduct of Business.

         (a) Conduct of Business by Surveycraft. During the period from the date of this Agreement to the Closing Date, Surveycraft shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees, preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date and shall cause Subsidiaries to do the same. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing Date, neither Surveycraft nor either Subsidiary shall:

                  (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of Surveycraft or either Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

                  (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants, or options to acquire, any such shares, voting securities or convertible securities;

                  (iii) amend its Memorandum of Association, Articles of Association or other comparable charter or organizational documents;

                  (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (y) any assets that individual or in the aggregate are material to Surveycraft or either Subsidiary, except purchases of inventory in the ordinary course of business consistent with past practice;

                  (v) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

                  (vi) (x) incur any indebtedness, except for short term borrowings incurred in the ordinary course of business consistent with past practice, (y) make any loans, advances or capital contributions to, or investments in, any other person;

                  (vii) make or agree to make any equipment leases or any new capital expenditure or capital expenditures which are individually in excess of U.S.$5,000 or in the aggregate are in excess of U.S.$10,000;

                  (viii) make any Tax election that could reasonably be expected to have a material adverse effect or settle or compromise any income tax liability;

                  (ix) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unassorted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Financial Statements or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

                  (x) except in the ordinary course of business, modify, amend or terminate any material contract or agreement to which Surveycraft or either Subsidiary is a party or waive, release or assign any material rights or claims thereunder;

                  (xi) knowingly take any action that would prevent SPSS from making an election under Section 338 of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of Surveycraft by SPSS;

                  (xii) take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of Surveycraft or either Subsidiary or to increase the benefits payable under its severance or termination pay practices in effect on the date hereof;

                  (xiii) adopt or amend, in any material respect, except as may be required by applicable law or regulation, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees; or

                  (xiv) authorize any of, or commit or agree to take any of, the foregoing actions.

         (b) Negotiations with Others. Neither the Shareholders nor Surveycraft shall, directly or indirectly, through any officer, director, employee, representative or agent thereof, solicit or encourage (including by way of furnishing nonpublic information) or take other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any person, or engage in any discussions or negotiations relating thereto or in furtherance thereof or accept any acquisition proposal. For the purposes of this Agreement, "Acquisition Proposal" means inquiries or proposals regarding (i) any merger, consolidation, sale of substantial assets or similar transactions involving Surveycraft or either Subsidiary, (ii) sale of 10% or more of the issued shares of capital stock of Surveycraft or any shares of the capital stock of either Subsidiary or similar transactions involving Surveycraft or either Subsidiary, or (iii) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. Surveycraft and the Shareholders shall immediately cease and cause to be terminated any existing discussions or negotiations with any parties conducted prior to the date of this Agreement with respect to any of the foregoing.

         (c) Notification of Certain Matters. Surveycraft and the Shareholders shall give prompt notice to SPSS, and SPSS shall give prompt notice to Surveycraft and the Shareholders of: (i) the occurrence or failure to occur, of any event which such party believes would be likely to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date and (ii) any failure of Surveycraft and any of the Shareholders on the one hand or SPSS on the other hand, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

                                   ARTICLE VI

                  COVENANTS OF SURVEYCRAFT AND THE SHAREHOLDERS

         Surveycraft and each of the Shareholders, jointly and severally, covenant as follows:

         6.1 Consents and Approvals. Surveycraft and the Shareholders agree to use all reasonable efforts to make all registrations, filings and applications, and give all notices and obtain all governmental and other consents, approvals, orders, qualifications and waivers necessary for the consummation of the transactions contemplated by, or the performance by Surveycraft and the Shareholders of any of their obligations under, this Agreement, or which may become reasonably necessary or desirable in connection with any of the foregoing, in each case upon terms and conditions reasonably satisfactory to SPSS and its counsel.

         6.2 Closing Returns. SPSS will cooperate with the Shareholders to file, or cause to be prepared and filed, on a timely basis all Returns of Surveycraft and Subsidiary due after the Closing Date and attributable to periods ending on or before the Closing Date (the "Pre-Closing Periods"), including without limitation, any tax returns for the short period ending on the Closing Date (the "Closing Returns"), which Closing Returns shall include any income or gains attributable to the Section 338 election. SPSS shall direct the preparation and filing of the Closing Returns; provided, however, that the Shareholders shall be responsible for paying any Taxes shown on such Closing Returns or otherwise attributable to the Pre-Closing Periods in accordance with
Section 12.2(a).

         6.3     Access to Information.

         (a) Surveycraft and the Shareholders shall allow SPSS to have complete access at all reasonable times to its officers, employees, agents, properties, books and records, and shall furnish SPSS all financial, operating and other data and information as SPSS, through its officers, employees or agents, may reasonably request.

         (b) No investigation pursuant to this Section 6.3 shall affect, add to or subtract from any representations or warranties or the conditions to the obligations of the parties hereto to effect the Acquisition.

         6.4 338 Election. The Shareholders agree to cooperate with SPSS in making an election under Section 338 of the Code (and any comparable election under state, local or foreign tax law) with respect to the acquisition of Surveycraft by SPSS. The Shareholders will cooperate fully in the making of such election.

         6.5 Correction of Shareholder Records. The Shareholders shall cooperate with SPSS in making all corrections to the Shareholders' records of Surveycraft, U.K. with the United Kingdom Registrar of Companies to reflect the change of name of Microtab Systems Pty Ltd. to Surveycraft Limited as holder of all of the capital stock of Surveycraft U.K. The Shareholders shall likewise cooperate with SPSS with respect to reflecting such change in the internal company records of Surveycraft U.K.

         6.6 Further Assurances. The Shareholders shall from time to time, at the request of SPSS and without further cost or expense to SPSS, execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

                                   ARTICLE VII

                                COVENANTS OF SPSS

         SPSS covenants as follows:

         7.1 Retention of Records. After the Closing Date, SPSS will retain all of Surveycraft's books and records in accordance with SPSS' policies for retention of its own books and records, and upon reasonable notice and during SPSS' regular business hours and at reasonable intervals, will provide the Shareholders, and their respective agents and representatives designated in writing, access to such books and records, concerning periods prior to the Closing Date.

         7.2 Consulting Agreement. SPSS shall enter into a consulting agreement with Adams (the "Consulting Agreement"), substantially in the form attached hereto as Exhibit A.

         7.3 Further Assurances. SPSS shall from time to time execute and deliver such other documents and take such other actions as shall be reasonably necessary or appropriate to consummate fully the transactions contemplated hereby.

                                  ARTICLE VIII

                                MUTUAL COVENANTS

         Each of the parties hereto covenants as follows:

         8.1 Confidentiality. Except as otherwise required by law or judicial or administrative proceedings, including proceedings between the parties with respect to the transactions contemplated hereby, and then only to the extent specifically required by such proceedings, and except for public announcements on the advice of counsel, each of the parties agrees not to (i) disclose any Confidential Information (defined hereinbelow) of any other party, or the terms of this Agreement, to any individual or entity (other than its directors, officers, employees, agents and representatives with a need to know such Confidential Information in order to consummate the transactions contemplated hereby and then only if reasonable steps are taken with such parties to preserve the confidentiality thereof) or (ii) use any Confidential Information for any purpose other than, with respect to SPSS, operating the acquired business. "Confidential Information" shall mean any secret or confidential information of the business of designing and developing software, Surveycraft or SPSS, including, but not limited to, customer information, financial information, technical information, details or information concerning contracts, trade secrets, marketing information or any other data, information or proprietary information of or relating to the business of designing and developing software, Surveycraft, SPSS or any affiliate thereof, or their respective products or services. No obligations shall exist under this Agreement with respect to Confidential Information that (i) is publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of Surveycraft, the Shareholders or SPSS, (ii) is disclosed by a third party which does not have a confidential relationship with either Surveycraft, the Shareholders or SPSS, and which was rightfully acquired by third party, or (iii) is legally compelled to be disclosed pursuant to a subpoena, summons, order or other judicial or governmental process, provided that the parties hereto provide prompt notice of any such subpoena, summons, order or other judicial or governmental process to such other parties of the Confidential Information, so as to allow the parties an opportunity to oppose such process.

         8.2 Consistent Tax Reporting. The parties agree for tax purposes to report the transactions contemplated by this Agreement, and to treat any subsequent related transactions or items, in a manner consistent in all respects with the terms and provisions of this Agreement. Each party shall cooperate with the other parties as appropriate for all relevant tax purposes relating to the transactions contemplated by this Agreement.

         8.3 Cooperation. The parties agree to cooperate for all other reasonable purposes after the Closing, including with respect to any audit by any taxing authority of any of the income tax or other tax returns of Surveycraft or Subsidiary.


                                   ARTICLE IX

                    CONDITIONS TO OBLIGATIONS OF SURVEYCRAFT
                              AND THE SHAREHOLDERS

         The obligations of Surveycraft and the Shareholders to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

         9.1 Representations and Warranties. The representations and warranties of SPSS shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         9.2 Performance. SPSS shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

         9.3 Filings; Consents: Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions listed on Schedule 4.3 hereto or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by and the performance by SPSS of its obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated.

         9.4 No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental body in effect which restricts or prohibits the consummation of the transactions contemplated by this Agreement.


                                    ARTICLE X

                        CONDITIONS TO OBLIGATIONS OF SPSS

         The obligation of SPSS to consummate the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions:

         10.1 Representations and Warranties. The representations and warranties of Surveycraft and the Shareholders shall be true and accurate on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date.

         10.2 Performance. Surveycraft and the Shareholders shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

         10.3 Filings: Consents; Waiting Periods. All registrations, filings, applications, notices, transfers, consents, approvals, orders, qualifications, waivers and other actions of any kind listed on Schedule 3.5 hereto or otherwise required of any persons or governmental authorities or private agencies in connection with the consummation of the transactions contemplated by, and the performance by Surveycraft and the Shareholders of their respective obligations under this Agreement shall have been made or obtained and all applicable waiting periods shall have expired or been terminated, in each case upon terms and conditions reasonably satisfactory to SPSS.

         10.4 No Litigation. No action, suit or proceeding shall have been instituted by any person or entity, or threatened by any governmental agency or body, before a court or governmental body, to restrain or prevent the consummation of the transactions contemplated by, or the performance by Surveycraft or the Shareholders of their respective obligations under, this Agreement or which seeks other relief with respect to any of such transactions or which could reasonably be expected to have a materially adverse effect on the businesses, results of operations, assets, financial condition or prospects of Surveycraft or either Subsidiary. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any court or governmental agency or body in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

         10.5 Consulting Agreement. SPSS shall have received an executed consulting agreement, substantially in the form attached hereto as Exhibit A, from Adams.

         10.6 Legal Opinion. SPSS shall have received the written opinion, dated the Closing Date, of Moores Solicitors, substantially in the form attached hereto as Exhibit B.

         10.7 Due Diligence Investigation. SPSS shall have completed a due diligence investigation of Surveycraft and Subsidiary, the results of which shall have been satisfactory to SPSS in its sole discretion.

         10.8 Shareholder Approval. This Agreement and the Acquisition shall have been approved and adopted by the consent of the Shareholders in accordance with applicable law and the Memorandum of Association and Articles of Association of Surveycraft.

         10.9 Delivery. At the Closing, the documents referenced in Article XI shall be delivered to SPSS.
                                   ARTICLE XI

                               CLOSING DELIVERIES

         The following deliveries shall be made at the Closing:

         11.1 Stock. The Shareholders shall duly execute and deliver share transfers and share certificates to SPSS representing all of the Shares and SPSS shall be responsible for payment of stamp duty thereon.

         11.2 Books and Records. Surveycraft shall have caused to be delivered to SPSS all of Surveycraft's and Subsidiary's books and records, including without limitation the stock transfer and minute books and financial records.

         11.3 Consulting Agreement. Surveycraft shall cause to be delivered to SPSS, an executed consulting agreement, substantially in the form attached hereto as Exhibit A, from Adams.

         11.4 Legal Opinion. Surveycraft shall cause to be delivered to SPSS the written legal opinion of Moores Solicitors, in substantially the form attached hereto as Exhibit B.

         11.5 Consents. Surveycraft shall deliver to SPSS all consents and approvals required in connection with the performance by Surveycraft of its obligations under this Agreement and the consummation by Surveycraft and Subsidiary of the transactions contemplated hereby and thereby.

         11.6 Closing Certificates. Surveycraft shall deliver, or cause to be delivered, to SPSS such closing certificates and documents as SPSS and its counsel shall reasonably request.

         11.7 Charter: Good Standing Certificates. Surveycraft U.S. shall deliver Articles of Incorporation certified by the Secretary of State of Ohio, as well as good standing and tax certificates from the Secretary of State of the State of Ohio. Surveycraft U.K. shall deliver Memorandum of Association and as filed with the United Kingdom Registrar of Companies.

         11.8 Resignations of Surveycraft's Officers and Directors. Surveycraft and Subsidiary shall have caused to be delivered to SPSS resignations, operative as of the Closing Date, of all the officers and directors of Surveycraft and each Subsidiary.

         11.9 Performance. The parties hereto shall have performed in all material respects all covenants and agreements required by this Agreement to be performed by them on or before the Closing Date.

         11.10 Purchase Price. SPSS shall deliver the Purchase Price as set forth in Section 1.3 hereof upon receipt of all of the closing deliveries and satisfaction of all of the closing conditions set forth herein and the execution and delivery by all of the parties hereto of this Agreement and the other documents, instruments and certificates contemplated hereby and thereby.

         11.11 Further Assurances. Each party shall deliver, or cause to be delivered, all other documents required to be delivered at the Closing by the other party and shall take all other actions which the other parties may reasonably determine necessary or appropriate in order to consummate fully the transactions contemplated hereby.


                                   ARTICLE XII

                          SURVIVAL AND INDEMNIFICATION

         12.1 Survival of Representations and Warranties: Covenants. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the Closing Date for a period of five (5) years, regardless of any investigation made by or on behalf of any party, except for the representations and warranties contained in Section 3.3 and 3.4, which shall survive indefinitely, and the representations and warranties contained in Sections 3.11, 3.18, 3.20 and 3.21, or a representation or warranty which shall prove to be untrue due to the fraud of Surveycraft which in each case shall survive until the expiration of the applicable statute of limitations with respect to the subject matter thereof. All covenants contained herein shall survive until performed fully.

         12.2    Indemnification.

         (a) The Shareholders agree to indemnify and hold SPSS and their affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing (collectively, the "Representatives") harmless from and against any and all costs, expenses, losses, claims, damages, penalties, fines, liabilities and obligations whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and attorneys' fees and expenses) (individually, a "Loss," and collectively, "Losses") arising out of or relating to (i) any breach of any representation or warranty made by Surveycraft or the Shareholders and (A) set forth herein or in any related schedule or (B) set forth in any closing certificate or other document entered into or delivered by Surveycraft or the Shareholders in connection with this Agreement; (ii) any breach of any covenant, obligation or agreement of Surveycraft or the Shareholders contained in this Agreement, or set forth in any closing certificate or other document entered into or delivered in connection with this Agreement; (iii) any fraudulent representation or intentional misrepresentation on the part of Surveycraft or the Shareholders; (iv) any Taxes asserted against Surveycraft or SPSS or any of is Subsidiaries or affiliates and arising out of or related to tax periods ending on or prior to the Closing Date; and (v) the Shareholders' pro rata share of any Taxes for any period beginning before and ending after the Closing Date. For purposes of this Subparagraph 11.2(a), in the case of any taxable period beginning before and ending after the Closing Date, for purposes of determining the amount of liability for Taxes attributable to the portion of the taxable period ending on or before the Closing Date: (A) in the case of sales, use, payroll or excise Taxes or Taxes based upon or related to income or gains, such portion of the taxable period shall be deemed to be a separate taxable year and the Shareholder's liability shall be determined by taking into account all items of income, gain, loss, deduction or credit on a basis consistent with that employed in preparing the income tax return of Surveycraft for the taxable year ending on the Closing Date and the prior years, and (B) in the case of other Taxes, the Shareholder's liability shall equal a pro-rata portion of the liability for taxes for the entire taxable period based on the ratio of the number of days from the beginning of such taxable period through the Closing Date to the total number of days included in such taxable period. AIndemnification Payment" shall mean any payment due SPSS hereunder.

         (b) Except as otherwise specifically set forth herein, the indemnity provided in this Agreement shall not commence until the cumulative amount of all Losses shall exceed Twenty-Five Thousand U.S. Dollars (U.S. $25,000.00) in the aggregate (the ABasket"); provided, however, that if the Basket is reached, the indemnity provided for herein shall apply to all Losses, including, without limitation, the Basket. Notwithstanding the foregoing, the Basket shall not apply to the indemnities provided in this Agreement for breach of any non-competition or confidentiality obligation contained herein or in any other closing document, any failure of title to the Shares, or any fraud, willful misconduct, gross negligence or criminal action on the part of the Shareholders or Surveycraft, and shall not apply to any liability under Subparagraph 11.2(a)(iv) or Subparagraph 11.2(a)(v) hereof, and notwithstanding anything contained or implied in this Agreement, the indemnity obligations set forth herein above this sentence shall survive the Closing without limitation except as provided by the applicable statue of limitations (including any extension of said statue of limitations).

         12.3 Indemnification by SPSS. SPSS agrees to indemnify and hold Surveycraft and its affiliates and the respective officers, directors, employees, agents and representatives of each of the foregoing harmless from and against any and all Losses relating to (i) any breach of any representation or warranty of SPSS set forth herein or in any related schedule, or set forth in any closing certificate or other document entered into or delivered by SPSS in connection with this Agreement; (ii) any breach of any covenant, obligation or agreement of SPSS contained in this Agreement or in any other closing document; and (iii) any fraudulent representation or intentional misrepresentation on the part of SPSS, unless the claim or cause of action with respect thereto arises out of or is related to actions or omissions of Surveycraft or the Shareholders prior to the Closing Date. For purposes of this Subparagraph 11.2(a), in the case of any taxable period beginning before and ending after the Closing Date, for purposes of determining the amount of liability for Taxes attributable to the portion of the taxable period ending on or before the Closing Date: (A) in the case of sales, use, payroll or excise Taxes or Taxes based upon or related to income, such portion of the taxable period shall be deemed to be a separate taxable year and the Shareholder's liability shall be determined by taking into account all items of income, gain, loss, deduction or credit on a basis consistent with that employed in preparing income tax return of Surveycraft for the taxable year ending on the Closing Date and the prior years, and (B) in the case of other Taxes, the Shareholder's liability shall equal a pro rata portion of the liability for taxes for the entire taxable period based on the ratio of the number of days from the beginning of such taxable period through the Closing Date to the total number of days included in such taxable period.

         12.4 Indemnification Procedure. (a) An indemnified party under this
Article XII shall give prompt written notice to the indemnifying party (when and to the extent that the indemnified party has actual knowledge thereof) of any condition, event or occurrence or the commencement of any action, suit or proceeding for which indemnification may be sought (each an AIndemnification Event"), and through counsel reasonably satisfactory to the indemnified party, shall assume the defense thereof or other indemnification obligation with respect thereto; provided, however, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice but at its own expense; and provided, further, that any indemnified party shall be entitled to participate in any such action, suit or proceeding with counsel of its own choice at the expense of the indemnifying party, if, under applicable canons of ethics, joint representation of the indemnifying party and the indemnified party presents a conflict of interest.

         In any event, if the indemnifying party fails to assume the defense within a reasonable time, the indemnified party may assume such defense or other indemnification obligation and the reasonable fees and expenses of its attorneys will be covered by the indemnity provided for hereunder. No action, suit or proceeding for which indemnification may be sought shall be compromised or settled in any manner which might adversely affect the interests of the indemnifying party without the prior written consent of the indemnifying party (which shall not be unreasonably withheld); provided, however, that the indemnified party may settle any claim or cause of action without the indemnifying party's consent, but in such case the indemnifying party shall not be required to reimburse the indemnified party for its Losses except and to the extent that a court of competent jurisdiction finally determines on appeal that the indemnifying party must indemnify the indemnified party therefor. Notwithstanding anything in this Section 12.4 to the contrary, the indemnifying party shall not, without the prior written consent of the indemnified party, (i) settle or compromise any action, suit or proceeding or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such action, suit or proceeding or (ii) settle or compromise any action, suit or proceeding in any manner that may materially and adversely affect the indemnified party other than as a result of money damages or other money payments. The indemnifying party shall pay all expenses, including attorneys' fees, that may be incurred by any indemnified party in enforcing the indemnity provided for hereunder.

         (b) In the case of any proposed or actual assessment of tax liabilities for which either SPSS or the Representatives is entitled to indemnification from the Shareholders as provided in Section 12.2(a), SPSS shall give written notice to the Shareholders as provided in subparagraph (a) hereof and shall contest such proposed or actual assessment through the administrative review or appeal procedures available under the relevant tax laws and regulations, provided, however, that SPSS shall not be required to contest such proposed or actual assessment unless (i) the Shareholders request such a contest, (ii) such a contest will not adversely affect the tax position of Surveycraft and/or either Subsidiary after the Closing Date or SPSS, whether before or after the Closing Date; and (iii) the Shareholders first provide an opinion of counsel, reasonably acceptable to SPSS, stating that the Shareholders have a reasonable basis for their position. SPSS shall keep the Shareholders fully informed as to the progress of such contest. If at any point prior to the termination of the administrative review process, the Shareholders notify SPSS in writing that they are willing to accept a settlement proposed by the IRS, Australian or United Kingdom tax authority with respect to such proposed or actual assessment of tax liabilities, SPSS will settle the proposed or actual tax assessment, and SPSS and the Representatives, as applicable, shall immediately be entitled to indemnification from the Shareholders. If the Shareholders never elect to request SPSS to settle and such administrative review process is unsuccessful at eliminating the proposed tax, SPSS shall be entitled to pay the tax (and any penalties and interest) and be entitled to indemnification from the Shareholders; provided, that if within ten (10) days of receipt from SPSS of notice that it is paying the tax, the Shareholders notify SPSS of their desire to contest the proposed or assessed tax deficiency in the courts, the Shareholders shall be entitled to do so provided that (a) if the proposed or actual tax deficiency is contested in tax court, the Shareholders shall pay from their own sources any amount of taxes, penalties and interest determined to be due and (b) if the proposed or actual tax deficiency is contested by suit for refund in any other court, funds shall be provided to SPSS shall pay the tax and if the outcome of the contest determines that the tax paid should be refunded, such refund shall be returned to the Shareholders. Any contest (whether during the administrative review process or otherwise) shall be conducted at the sole cost and expense of the Shareholders.

         12.5 Offset Against Unpaid Amounts. Without limiting such other rights as SPSS may have and subject to the survival period of the representation and warranties contained in Section 12.1, if, prior to the time that any payment of the Purchase Price is to be delivered, and after the Basket has been reached, SPSS has learned of a breach of any representation, warranty, covenant or agreement of the Shareholders or Surveycraft contained in this Agreement, SPSS in its sole discretion may by written notice deduct from the amount of such payment otherwise owed an amount equal to the aggregate of (a) the amount necessary to cure or make it whole for such breach or (b) the amount of losses, damages and expenses incurred or demonstrably in prospect of being incurred in connection with or caused by such breach.

         12.6 Treatment as Adjustment of Purchase Price. Any indemnity payment received by a party hereunder shall be treated (so far as possible) as an adjustment of the Purchase Price. However, in the event that the Internal Revenue Service or any other taxing authority determines that such indemnity payment constitutes taxable gain or income to the indemnified party, the indemnifying party shall increase the amount otherwise required to be paid so that the indemnified party, receives, on an after-tax basis, an amount equal to the amount it would have received had the indemnity not resulted in taxable gain or income.

                                  ARTICLE XIII

                       TERMINATION, AMENDMENT AND WAIVERS

         13.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the Shareholders:

         (a) by mutual consent of the Boards of Directors of the parties hereto;

         (b) by Surveycraft or SPSS if a material breach of any provision of this Agreement has been committed and such breach is not waived;

         (c) by SPSS, if the conditions set forth in Article X hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by Surveycraft on or before December 31, 1998; or

         (d) by Surveycraft, if the conditions set forth in Article VIII hereof shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) by SPSS or before December 31, 1998; or

         (e) by SPSS or Surveycraft if the Acquisition shall not have been consummated on or before December 31, 1998 or such later date as the parties hereto agree in writing.

         13.2 Effect of Termination. In the event of termination of this Agreement as provided above, this Agreement shall hereafter become void and there shall be no liability or further obligation on the part of Surveycraft, the Shareholders, SPSS or their respective officers or directors, except as set forth in Section 8.1 and Section 14.3 and except that nothing herein will relieve any party from liability for breach of this Agreement.


                                   ARTICLE XIV

                                  MISCELLANEOUS

         14.1 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented by written agreement of the parties.

         14.2 Waiver of Compliance. Any failure of Surveycraft or the Shareholders on the one hand, or SPSS, on the other, to comply with any obligation herein may be expressly waived hereunder, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any waiver must be in writing and duly executed by the appropriate parties.

         14.3 Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the parties hereto agree that all fees and expenses incurred by Surveycraft or the Shareholders, on the one hand, and SPSS on the other, in connection with this Agreement, and the transactions and other actions contemplated thereby or taken in connection therewith, shall be borne by Surveycraft and the Shareholders, and by SPSS, respectively, including, without limitation, all fees of counsel and accountants.

         14.4 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or by facsimile transmission (receipt confirmed), one day after being sent by recognized overnight courier or delivery service, freight prepaid, or five days after being mailed, certified or registered mail, postage prepaid, return receipt requested:

         (a)      If to Surveycraft or the Shareholders to:

                           Surveycraft, PTY Ltd.
                           13 Were Street
                           Montmorency
                           Victoria 3094
                           Australia
                           Attention:  Noel Adams
                           Facsimile No.:+613 9434 4233

                           with a copy to:

                           Moores Solicitors
                           9 Prospect Street
                           Box Hill
                           Victoria  3128
                           Australia
                           Attention: Murray Baird
                           Facsimile No. +613 9898 0333


or to such other person or address as Surveycraft or the Shareholders shall furnish to SPSS in writing by notice given in the manner set forth in (a) above.

         (b)      If to SPSS, to:

                           SPSS Inc.

                           233 South Wacker Drive, 11th Floor
                           Chicago, Illinois  60606
                           Attention: Edward Hamburg
                           Facsimile No.: (312) 651-3558

                           with a copy to:

                           Ross & Hardies
                           150 North Michigan Avenue, Suite 2500
                           Chicago, Illinois  60601
                           Attention: Lawrence R. Samuels, Esq.
                           Facsimile No.: (312) 750-8600

or to such other person or address as SPSS shall furnish to Surveycraft in writing by notice given in the manner set forth above.

         14.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, except by operation of law and except that SPSS may assign its rights and obligations under this Agreement to any other entity wholly owned by SPSS. If such assignment shall be made by SPSS, the assignee shall be entitled to all of the rights and shall assume all of the obligations of SPSS hereunder, provided, that SPSS shall remain liable for and guarantee the performance of such entity's obligations under this Agreement.

         14.6 Publicity. Neither Surveycraft, the Shareholders nor SPSS shall make or issue, or cause to be made or issued, any announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public, without the prior written consent of the other parties. This provision shall not apply, however, to any announcement or written statement required to be made by law, the regulations of any federal or state governmental agency or any stock exchange, except that the party required to make such announcement shall, whenever practicable, consult with the other party concerning the timing and content of such announcement before such announcement is made.

         14.7 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         14.8 Severability. If any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

         14.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine. The parties hereto expressly submit themselves to the non-exclusive jurisdictions of the State and Federal Courts of Illinois for the resolution of any disputes which may arise under or with respect to compliance with this Agreement.

         14.10 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.11 Third Parties. Nothing herein shall be construed to confer upon or give to any party other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

         14.12 Shareholders. Any dispute as to any claims under this Agreement shall be settled by arbitration in Chicago, Illinois by three arbitrators, one of whom shall be appointed by the Shareholders, one by SPSS and the third of whom shall be appointed by the first two arbitrators. If either party fails to appoint an arbitrator within 30 days of a request in writing by the other party to do so or if the first two arbitrators cannot agree on the appointment of a third arbitrator within 20 days of their designation, then such arbitrator shall be appointed by the Chief Judge of the United States District Court for the District of Illinois. Except as to the selection of arbitrators which shall be as set forth above, the arbitration shall be conducted promptly and expeditiously in accordance with the commercial arbitration rules of the American Arbitration Association so as to enable the arbitrators to render an award within 90 days of the commencement of the arbitration proceedings. Any award issued as a result of arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that any award issued as a result of arbitration shall be reviewable de novo by a court of competent jurisdiction for errors of law. The costs of the arbitration and the arbitrator shall be allocated as provided in the results of the arbitration.

         14.13 Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, covenants, representations or warranties, whether oral or written, by any party hereto.

         IN WITNESS WHEREOF, the parties hereto, have caused this Agreement to be duly executed, all as of the day and year first written above.

                        SPSS INC., a Delaware corporation


                         By:
                             ----------------------------------------
                               Jack Noonan
                               President and Chief Executive Officer


                         SURVEYCRAFT PTY LTD., an Australian company


                         By:
                             ----------------------------------------
                               Name:
                               Title:




                         ----------------------------------------
                         JENS MEINECKE


                         MICROTAB SYSTEMS PTY LTD. ACN
                         066095638


                         By:
                             ----------------------------------------
                               Name:
                               Title:

                             As to Article II only:
                             MOORES SOLICITORS, an Australian partnership,



                             By:
                                 ----------------------------------------
                                   Name:
                                   A Partner